Letter from the CEO
Hello everyone! I’m excited to be connecting with you through my first ever Letter from the CEO. I’m Kris Williams and I’m thrilled to be your new President and CEO. I was very much looking forward to meeting as many of you as possible but with our current environment, I’ll use this letter as a way to introduce myself instead. Suffice it to say, when I joined the Bank in late January, I never could have predicted what we’d be facing just two short months later.
I have extensive experience in the financial services industry ranging from my roots in public accounting to more than 15 years in the Federal Home Loan Bank System at FHLB Pittsburgh. I held many roles there including my last as chief operating officer (COO) with responsibility for all member-facing departments, including community investment, communications, product delivery, member services and information technology. I talk more about this experience here [https://vimeo.com/407650668/b52276751c], this video was originally intended for our Regional Member Meetings but like many other events, they will now be held digitally. We hope you’ll join us for this fantastic educational opportunity. It’s more important than ever that we provide resources and learning to help you navigate this unprecedented time.
Joining FHLB Des Moines has been a challenging and exciting opportunity. The Bank has an extensive footprint, serving the most members across the largest geographical area of any Federal Home Loan Bank. I am excited to work with the board of directors, management and employees to not only ensure FHLB Des Moines is financially and operationally sound but adds value for you, our members from Juneau, Alaska to the Bootheel of Missouri and all the cities and communities in between. This cooperative would not exist without you, when you succeed, we succeed.
SERVING MEMBERS DURING COVID-19
I want to assure you that we are financially strong and ready to serve you, despite all of the unknowns we are currently facing due to the coronavirus pandemic.
Being a reliable partner in a time of crisis is in our blood. Our very existence is based on the necessity of remaining strong and dependable in times of need.
This Bank has been tested several times over our 88 year existence, including the 2008 financial crisis and most recently, our unexpected office flooding in 2017. We’ve proven through it all that we are stable and ready to provide liquidity for members through all economic cycles.
We recently discussed our approach to operating through this crisis, our business continuity preparations as well as recent COVID-19 related collateral changes during an all-member webinar. If you were unable to attend or would like to revisit the content and Q&A that took place during that call, the recording can be found on our website [https://www.fhlbdm.com/resource-center/educational-resources/general/4142020-all-member-webinar/].
Our priority, as always, is our members and the health and safety of our employees. As can be expected in situations like this, there are always a few ups and downs. But, overall we are pleased with how everything has gone, and very thankful to our staff for their commitment to you and the Bank.
We understand that these uncertain times are having a significant impact on you, your financial institution and your customers. We want to hear from you, please reach out to your relationship manager or email us at info@fhlbdm.com, we are here to help you navigate and come out stronger on the other side.

As a resource for you, we have created a COVID-19 landing page on our website. I encourage you to check this page often as it will house all of the information you need related to COVID-19 changes and updates.
For now, please rest assured that this trying time won’t last forever. In the meantime, we’ll be here to help guide you and your institution. I look forward to seeing you all, in person, hopefully soon!
Wishing you safety and good health,

Kris Williams
President & CEO

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.